Filed Pursuant to Rule 433

Registration No. 333-148043

Pricing Term Sheet

The Walt Disney Company

4.50% Global Notes Due 2013

Issuer:	The Walt Disney Company

Title of Securities:	4.50% Global Notes Due 2013

Ratings:	A2 / A

Trade Date:	December 17, 2008

Settlement Date (T+3):	December 22, 2008

Maturity Date:	December 15, 2013. The maturity date of the notes is not a business day.

Aggregate Principal Amount Offered:	$1,000,000,000

Price to Public (Issue Price):	99.026% plus accrued interest, if any, from December 22, 2008

Interest Rate:	4.50% per annum

Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on June 15, 2009.

Additional Amounts:	Upon certain customary events, the Company may be required to pay as additional interest certain additional amounts in respect of certain tax withholdings.

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 50 basis points.

Tax Redemption:	Redeemable at the Company’s option at 100% of the principal amount of the notes upon certain customary tax events.

Joint Bookrunning Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities Inc.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or J.P. Morgan Securities Inc. collect at 212-834-4533.